Exhibit 6.8

Property Leasing Contract

Lessor (Party A): Shenzhen Peng Nian investment Ltd.

Mail address: B building, the fifth area, Honghualing industrial park, Taoyuan Street, Nanshan district Shenzhen

Zip code: 518052                                                      Phone: 0755-82402273

Organization code or ID number: 79920103-X

Agent:

Mail address:

Zip code:                                     Phone:

Organization code or ID number:

Lessee (Party B): Shenzhen world star dental laboratory Ltd.

Mail address: 3/F B building, the fifth area, Honghualing industrial park, Taoyuan Street, Nanshan district Shenzhen

Zip code: 518052                                                      Phone: 18665377466

Organization code or ID number: 555420789

Agent:

Mail address:

Zip code:                                     Phone:

Organization code or ID number:

According to “People’s Republic of China Contract Law”, “People’s Republic of China on Urban Real Estate Administration Law”, “Shenzhen Special Economic Zone on Lease of Houses” and its implementation details, “Shenzhen Municipal People’s Congress Standing Committee decision on strengthening the rental security responsibility”, by Party A and B mutual agreement to conclude the contract.

1.	Party A will lease the property located at 2,3/F B building, the fifth area, Honghualing industrial park, Taoyuan Street, Nanshan district Shenzhen to Party B. Construction area total 3604 square meters, and total floors of building is 6 .

Rental housing right: Shenzhen Pingshan Shiye Ltd. , real estate ownership certificate or proof of their property rights:             .

2.	Unit price based on construction area is 47 yuan/ square meter, monthly total rent is 169388 yuan.

3.	Party B should pay the rent for the first period before 8/21/2014, total is 180200 yuan.

4.	Party B should,

Per month 5 days in advance,

Per season    months    days in advance,

Per half year    months    days in advance,

Per year    months    days in advance,

pay Party B, meanwhile Party B should supply taxed invoice.

5.	Leasing period is from 08/18/2014 to 05/30/2024. The period can’t exceed the period of land utilization limit, and not exceed 20 years. Excess is invalid.

6.	Property leasing purposes: manufacture. Without permission of party A, party B can’t change the purposes of the property.

7.	Party A should hand over the property to party B before 08/31/2014, and go through the transfer procedures. If party A delay the delivery, party B can extend the rental period. Both parties need to sign on the extension agreement and report to the contract registration authority.

8.	Both parties should confirm the condition of the property and facilities at the property delivery, and fill the notes if necessary.

9.	Party A can ask for two (not more than three) months’ rent for security deposit, it will be 338776 yuan.

Party A need to offer a receipt to party B for the security deposit.

Party A return the security deposit when:

a. end of the lease, and party B pays off the rent.

b.                         .

c.                         .

Party A can keep the deposit when:

a. before the end of the lease, and party B stop leasing.

10.	During the lease, the party A is responsible for the payment of land utilization fees and taxes generated based on rental property, rental management fees. Party B is responsible for the rental housing utilities, janitorial, property management fees, etc. due other expenses arising from the use of rental property.

11.	Party A shall ensure the security of the delivery of rental housing and facilities to comply with the relevant laws, regulations or rules.

12.	Party B shall use rental housing and facilities properly, and shall not engage in illegal use of rental housing. Party A shall not interfere with or disturb party B normal and proper use of rental housing.

13.	During the lease, if it is not due to party B’s mistakes, rental housing or its facilities appear or occur impede safety and damage or malfunction during normal use, party B shall promptly notify party A to take effective measures to prevent the possibility of further expansion of the defect. Party A shall, after receiving notice of a 3 days, repair or entrust party B to repair. If party B can not notify party A or Party A can not perform the maintenance obligation within the agreed time after receipt of notice, party B can take the service.

Particularly emergency repairs must be carried out immediately, the party B should first take the maintenance and promptly inform party A.

Maintenance costs incurred under the above two paragraphs circumstances (including the reasonable expenses of party B on behalf of maintenance and prevent defects due to expansion) are due to party A. If Party B didn’t carry above two obligations, and failed to notice or take effective measures possible and cause further loss, the (expanded) part of the maintenance costs would be due to party B.

14.	Due to party B improper use, resulting in rental housing or its facilities appear or occur impede safety, damage or failure circumstances, party B shall be responsible for repair or compensation, and inform party A.

15.	During the lease, Party B can lease all or part of the property to others, and report to the rental authority for registration. But the term of the sublease shall not exceed the term of this lease.

During the lease, by written consent of party A, party B can present their written evidence of the rental sublease to authority for registration. But the term of the sublease shall not exceed the term of this lease.

During the lease, party B shall not sublet all or part of rental housing to others. (Among the three options, both parties should work together to choose one, and put “V” in the check box of the option)

16.	During the contract period, if Party A needs to transfer all or part of rental housing property, one month written notification for party B is requested. Party B shall, after receiving written, reply Party A within three days. Party B has priority of buying under the same conditions.

When rental housing transfers, Party A has the responsibility to inform the transferee at the time of the signing of the transfer contract shall continue to perform this contract.

17.	Inner life of the contract, any of the occurrence of the following circumstances, changes of the contract are allowed:

a. force majeure, so that the contract can not perform.

b. Government use, withdraw or demolition of rental property.

c. Party A and B agreement.

18.	Any of the following circumstances cause the loss, party A may,

a. Requires party B for the restoration house undisturbed.

b. Request compensation for the damages.

c. Refuse refunding rental deposit.

d. Request party B to pay          yuan.

(i) Rent arrears up to 30 days (/ month) or more.

(ii) Arrears might resulting in the loss of Party A of the costs          yuan or more.

(iii) Party B uses the property for illegal activities, and harm public interests or the interests of others.

(iv) Party B arbitrarily change the structure or rental housing use.

(v) Party B in violation of the provisions of 14 of the contract, do not bear the maintenance responsibility or pay maintenance costs, resulting in severe damage to buildings or equipment.

(vi) Without the written consent and approval from party A and relevant department, Party B proceed renovation.

(vii) Sublease to third party without authority.

Besides prosecuting Party B for damages or breach of contract, Party A is entitled to put forward on the basis of the above circumstances change or cancel the terms of the contract. As notice of termination the contract notice delivered, Party A is entitled to cancel the contract unilaterally.

19.	Any of the situations occurs, based on the damages party B may,

a. Request compensation for the damages from party A.

b. Request party A to refund double security deposit.

c. Request party A to pay    yuan.

(i) Party A delay the delivery of the property 30 days or more.

(ii) Party A violate the provision 11, the safety of the property doesn’t comply with the relevant laws and regulations.

(iii) Party A violate provision 13, refuse to bare the maintenance responsibility and costs.

(iv) Without approval of party B or relevant authority, party A expands or renovate the property.

(v) Party A terminate the contract without proper reasons.

Besides prosecuting Party A for damages or breach of contract, Party B is entitled to put forward on the basis of the above circumstances change or cancel the terms of the contract. As notice of termination the contract notice delivered, Party B is entitled to cancel the contract unilaterally.

20.	After termination of the lease, party B shall move out and return the leasing property within 5 days, and guarantee the condition of the property and facilities(except the normal consume), and pay off the responsible expenses, and finish the transfer procedure.

If party B didn’t move out or return the property, party A is entitled to take the property back by the laws and the contract, and request party B double rent of the extension period for compensation.

21.	When the lease is over, if party B needs to renew the lease, two months notification to party A is requested. Under the same conditions, party B has priority to rent this property.

Party A and B need to sign a new lease based on agreement, and report to the authority for registration.

22.	Party A and B shall sign “Shenzhen property lease safety management responsibility”. The property provided by party A should meet the safety standard, and doesn’t have any potential safety problems. The rental property construction, fire equipment, gas and power facilities, entrances and exits shall comply with city safety, fire, security, environment and health regulations or standards. Party B shall use the property according the government safety, fire, security, environment and health regulations and standards, and has the responsibility to guarantee no potential safety issues. Party A and B needs to comply with every provision on this lease, and bear the responsibility of breach of contract.

23.	Party A and B can make additional agreements on the notes. The provisions on the notes are part of the lease and have the same legal rights after signed by both parties.

Any agreements for the change of the lease during the leasing period, need to be reported to the authority for registration.

24.	The dispute between party A and B for this lease should be solved by negotiation. If negotiation couldn’t solve the dispute, the following property leasing authority shall be involved:

a. Shenzhen arbitration commission.

b. China international economic and trade arbitration commission.

c. Local court.

25.	Party A and B agree the below mail addresses are the notification and documents mail addresses:

Party A delivery address:                                                             .

Party B delivery address:                                                             .

If above addresses are not confirmed, the contract addresses will be used.

Delivery address is always valid without any written notification of changes. Documents or notification will be regarded as delivered if these addresses are used. If mails got returned by post office, the delivery date is the return date.

26.	This lease is validated by the date of signature.

Party A and B shall report to the authority for registration within 10 days after signature date.

27.	Chinese version of this lease is the official version.

28.	Two copies for this lease, one for party A, the other for party B.

Party A (legal signature)
Legal representative:
Phone:
Bank account:
Entrusted agent(signature):	08/18/2014

Party B (legal signature)
Legal representative:
Phone:
Bank account:
Entrusted agent(signature):	08/18/2014

Recorded by:

Notes

1.	Party B shall pay Party A management fee 3 yuan/ m²/month, based on the rental area the total management fee is RMB 10812 yuan (pay with rent).

2.	During the period of the lease, Party B shall pay for the rent, management fee and utilities (calculated by the rental area).

3.	The unit price is : the first year 47 yuan/ m², since the third year ( 10/19/2016) increase 8% ( 50.8 yuan/ m²), since the fifth year (10/19/2018) increase 8% ( 54.8 yuan/ m²), since the seventh year ( 10/19/2020) increase 10% ( 60.4 yuan/ m²), since the ninth year ( 10/19/2022) increase 10% ( 66.4 yuan/ m²).

4.	Party A grant party B 60 days free rental for renovation. Rent starts on 10/19/2014.

5.	When lease ends, party B shall remove its equipment and other movable assets, and the rest immovable assets (office decoration etc.) shall be decided by both parties in addition.

6.	If party B delay the rental payment more than 30 days (one month), party B shall pay the penalty and late fees. The late fees are calculated by 0.05% of the overdue rent. In addition, party A is entitled to stop the power and water, and remove party B’s inventory and equipment, and lease the property to others. Party B shall undertake all of the legal obligations and economy damages.

7.	If government needs to reconstruct the property during the period of the lease, party A shall give party B a six-month notification. No compensation is needed for both parties.

8.	Party A allows party B sublease the property in the middle of the lease, but rent and contract need to be agreed and signed by party A and the third party.

The notes has the same legal validity as the main lease. If the provisions on the notes don’t agree with the main lease, the notes have priority. Other issues can be negotiated in addition.

Party A (Legal signature)	Party B (Legal signature)

08/18/2014	08/18/2014